                                                                     EXHIBIT 12



                      RAYONIER INC. AND SUBSIDIARIES

                    RATIO OF EARNINGS TO FIXED CHARGES

                               (unaudited)
                          (thousands of dollars)




                                                    Six Months Ended
                                                        June 30,
                                                 --------------------
                                                   1994          1993
                                                 -------       -------
Earnings:
Net Income                                       $35,833       $41,610
Add (Deduct):
 Income Taxes                                     19,892        20,926
 Minority Interest                                17,371        12,236
 Amortization of Capitalized Interest                706           769
                                                  ------        ------
                                                  73,802        75,541

Adjustments to Earnings for Fixed Charges:
 Interest and Other Financial Charges             14,591        11,222
 Interest Factor Attributable to Rentals             880           935
                                                  ------        ------
                                                  15,471        12,157
                                                  ------        ------
Earnings as Adjusted                             $89,273       $87,698
                                                  ======        ======

Fixed Charges:
 Fixed Charges above                             $15,471       $12,157
 Capitalized Interest                                 21             -
                                                  ------        ------
Total Fixed Charges                              $15,492       $12,157
                                                  ======        ======

Ratio of Earnings as Adjusted to
 Total Fixed Charges                                 5.76         7.21
                                                    =====        =====